Exhibit 3.844

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:30 PM 10/22/1998
981408967 — 2958660
CERTIFICATE OF FORMATION
OF
REPUBLIC SERVICES OF CALIFORNIA HAULING, LLC
1.	The name of the limited liability company is Republic Services of California Hauling, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, The name of the registered agent at such address in The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Republic Services of California Hauling, LLC this 22nd day of October, 1998.

/s/ David A. Barclay
David A. Barclay, Vice President and
Authorized Person

CERTIFICATE OF AMENDMENT
OF
REPUBLIC SERVICES OF CALIFORNIA HAULING, LLC
1.	The name of the Limited liability company is Republic Services of California Hauling, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The new name of this limited liability company is Republic Services Vasco Road, LLC

3.	This Certificate of Amendment shall be effective on July 22, 1999.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Republic Services of California Hauling, LLC, this Twenty-Second day of July, 1999.

/s/ David A. Barclay
David A. Barclay, Vice President

(DEL. — LLC 3240-10/1/92)